Exhibit 10.5

FIRST AMENDMENT TO

PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (“Amendment”) is made as of this 7th day of November, 2008, by and between TRX, Inc., a Georgia corporation (“Borrower”) and Hi-Mark, LLC, a Delaware limited liability company (“Lender”), and amends the Promissory Note made by Borrower in favor of Lender dated as of January 11, 2007 (the “Note”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

RECITALS

WHEREAS, the parties desire to make certain changes and amendments to the Note, and as a result thereof, have agreed to enter into this Amendment.

NOW, THEREFORE, in consideration of and subject to the mutual undertakings and agreements hereinafter set forth, Borrower and Lender agree as follows:

1. Section 2. Section 2 of the Note is hereby amended to state the following:

“Effective as of October 11, 2008, this Note shall bear interest on the principal balance outstanding from time to time at a rate per annum equal to eight percent (8%). Interest shall be calculated based on a 365-day calendar year compounded quarterly and paid for actual days elapsed.”

2. Section 3. Section 3 of the Note is hereby amended to state the following:

“Borrower and Lender acknowledge that Borrower has previously made seven (7) quarterly principal payments of Five Hundred Eighty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($583,333.33) and seven (7) quarterly interest payments on the outstanding balance of the Principal Amount of the Note. With respect to the balance of the Principal Amount of the Note, Borrower shall hereafter make quarterly principal payments of Two Hundred Ninety One Thousand Six Hundred Sixty Seven Dollars and Sixty Seven Cents ($291,667.67) and quarterly interest payments on the outstanding balance of the Principal Amount of the Note; the first payment of which shall be made on or before January 10, 2009, and subsequent payments of which shall be due on April 10, 2009, July 10, 2009, October 10, 2009 and on January 10, April 10, July 10, and October 10 of each year thereafter, until the whole remaining sum of principal and interest has been paid in full. Upon an “Event of Default” (as defined in Section 8 hereof), the whole sum of both principal and interest shall be immediately due and collectible at the option of the holder of this Note. Subject to Section 4 hereof, unless the balance is sooner accelerated upon an Event of Default as provided herein, the full balance of the Note shall be due and payable on or before April 10, 2011.”

3. Acceleration upon Change in Control. Notwithstanding anything to the contrary, all sums due under the Note shall become immediately due and payable upon the occurrence of any Change in Control Event (as defined in this provision). For the purposes of this Section 3, the term “Permitted Entity” means and refers to each of the following (i) BCD Technology, S.A., (ii) BCD Holdings, N.V., and (iii) any person or entity that directly, or indirectly through one or more intermediaries, is controlled by BCD Holdings, N.V. or by any other individual, entity or group (within the meaning of Section 13(d) of the Securities Exchange Act, as amended (the “Exchange Act”)) which, as of the effective date of this Amendment, beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Borrower entitled to vote generally in the election of directors. For the purposes of this Section 3, “Change in Control Event” means:

A. the acquisition by an individual, entity or group (each, a “Person”) within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than a Permitted Entity, of beneficial ownership of any capital stock of the Borrower if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of either (1) the then-outstanding shares of common stock of the Borrower or (2) the combined voting power of the then-outstanding securities of the Borrower entitled to vote generally in the election of directors; or

B. the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Borrower (each, a “Merger”) other than a Merger in which a Permitted Entity beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

C. the consummation of any sale or other disposition of all or substantially all of the assets of the Borrower; or

D. an event that results in the Continuing Directors (as defined below in this paragraph 3.D) not constituting a majority of the board of directors of the Borrower (the “Board”). For the purposes of this provision, “Continuing Director” means, at any date, a member of the Board:

(1) who was a member of the Board on the date of this Amendment, or

(2) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (2) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, called by or on behalf of a person other than the Board.

For the avoidance of doubt, an event which is a Change in Control under paragraph D of this Section 3 shall be a Change in Control even if such event arises from or in connection with an event that would not represent a Change in Control under paragraph A or B of this Section 3 (i.e., as a result of being within the scope of the “Permitted Entity” exceptions described in such paragraphs).

4. Consent of Required Senior Creditor. The parties acknowledge that, pursuant to Section 2.3 of that certain Intercreditor and Subordination Agreement by and among Borrower, Lender and Bank of America, N.A. dated as of January 11, 2007 (the “Subordination Agreement”), this Amendment is subject to the consent of the Atlantic Capital Bank, the sole Required Senior Creditor (as such term is defined in the Subordination Agreement) under the Subordination Agreement on the date of this Amendment. Accordingly, this Amendment shall be effective only upon the delivery to Borrower and Lender of Atlantic Capital Bank’s written consent to this Amendment.

5. Amendment. Except as otherwise expressly set forth herein, the Note shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BORROWER:

TRX, INC.

By:	/s/ David D. Cathcart
Name:	David D. Cathcart
Title:	Chief Financial Officer

LENDER:

HI-MARK, LLC

By:	/s/ Kevin Austin
Name:	Kevin Austin
Title:	President